Exhibit 99.1

Heska Corporation:	Hayden IR:
Jon Aagaard	Brett Maas
Director, Investor Relations	Managing Partner
970.619.3033	646.536.7331
investorrelations@heska.com	brett@haydenir.com

Heska Reports Fourth Quarter and Full Year 2017 Results
Sets Analyst Day for May 15, 2018 in New York City to Discuss New Products and Initiatives

LOVELAND, CO, February 28, 2018 -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its fourth quarter and year ended December 31, 2017.

The Company is recording a non-recurring, non-cash accounting charge of $5.9 million ($0.77 per diluted share) (“U.S. Tax Reform”) related to enactment of the 2017 Tax Cuts and Jobs Act for the revaluation of deferred tax assets and valuation allowance, primarily consisting of Heska's net operating loss carry-forwards in light of the new 2017 Tax Cuts and Jobs Act tax rate of 21%.

Fourth Quarter and FY 2017 results with Prior Year Comparison:

•	Net revenue Q4 down 8.9% to $36 million; FY down 0.6% to $129.3 million

•	Including the $5.9 million ($0.77) non-cash charge for U.S. Tax Reform:
Q4 net loss was ($1.1) million or ($0.14) per diluted share
FY net income attributable to Heska was $10.0 million or $1.30 per diluted share

•	Excluding U.S. Tax Reform impacts (non-GAAP): (1)
Q4 net income attributable to Heska was $4.8 million, up 39.8% from $3.5 million in 2016
FY net income attributable to Heska was $15.9 million up 50.8% from $10.5 million in 2016
Q4 earnings per diluted share was a record $0.63, up 37.0% from $0.46 in 2016
FY earnings per diluted share was a record $2.07, up 44.8% from $1.43 in 2016

•	Consolidated gross margins in Q4 rose 5.4% to 46.0%; FY increased 3.6% to 45.0%

•	Operating margins in Q4 rose 3.2% to 19.7%; FY increased 1.4% to 14.1%

•	Cash flow from operations in 2017 was $10.4 million, up 77.8% from $5.9 million in 2016

(1) See “Use of Non-GAAP Financial Measure”. See Appendix for definition and reconciliation of non-GAAP financial measure.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “On a non-GAAP basis adjusted for impacts from U.S. Tax Reform(1), Heska earned $0.63 per diluted share in the period, up 37.0% over the prior year period; for the full year, Heska earned $2.07 per diluted share, up 44.8% over the prior year period and in excess of our full year target. We outperformed in our key blood diagnostics lines and we exceeded our profitability targets with record gross margins, operating margins, and earnings(1). Offsetting these successes, we fell short in imaging revenues, which are again growing in early 2018. Our point of care laboratory Heska Reset subscriptions are healthy and continue to be Heska’s core growth and margin engine with solid placements growth, increasing tests volume, excellent margins, strong renewals and extensions, and nearly universal retention. Entering 2018, our job at Heska is clear: (1) continue to win in our baseline domestic plan that emphasizes Heska Reset diagnostics subscriptions, (2) return to growth in imaging, and (3) work to deliver on our next big product and geographic expansion opportunities to drive major steps up in growth. I am optimistic that we can do these things well.”

“The substantial value-creating work inside Heska throughout 2017 has us well positioned for the next several years,” continued Mr. Wilson. “While 2017 was uncharacteristically quiet on major step up events at Heska, our pipeline of major opportunities has never been this large, broad, healthy, and ripe. Our first act (2013-2017) rewarded us for improving our base business, which we have achieved. I believe our second act (2018-2022) holds more value creating opportunity and reward than the first act, as we focus on broadening our product offering and expanding geographically. Fully aware of the strength and size of our competitors, I am placing my confidence in Heska to win in our second act and I am encouraged by well-informed industry partners and long-term investors who join me in this view. I look forward to updating everyone on May 15th during our investor day on our progress and with more details on why I believe so strongly in Heska’s bright future.”

Core Companion Animal (“CCA”) Segment and Outlook
Core Companion Animal’s point of care laboratory diagnostics continues to be Heska’s key growth engine. In the fourth quarter and the full year, Heska gained market share with strong Reset subscription wins, ending 2017 with the most point of care diagnostics customers in its history. This is Heska’s highest margin opportunity and it is expected to continue its multi-year growth trend in 2018.

Point of Care Laboratory Product Outlook

•	15% to 20% consumables growth with stable to improving gross margins

•	1.5% to 2.0% veterinary hospital market share growth

Heska remains confident in the value of its Reset subscription model for delivering point of care diagnostics growth in currently served domestic markets and for use in potential international markets.

To support upcoming Growth Initiatives (see below) and organic domestic customer share gains, Heska intends to expand the Point of Care Lab and Imaging Diagnostics sales and utilization teams from 85 dedicated professionals to 106 (+25%), beginning in June and paced evenly through December.

At the 2018 VMX Orlando conference in early February, veterinarians were excited with the pre-release debut of Henry Schein Animal Health’s new Axis-Q™ LENS™(2) software solution. Axis-Q LENS consolidates, trends, reports and shares in-clinic laboratory and reference laboratory results, from a broad array of providers chosen by the veterinarian, for display and analysis on computers, smartphones, and tablets. Because of Henry Schein’s leadership in practice information management software solutions (“PIMS”), the majority of veterinarians will now have the choice and flexibility to consolidate and trend results from Heska in-clinic laboratory with their choice of reference laboratory providers’ results.

(2) Axis-Q LENS is a product and a trademark of Henry Schein or its designees.

On March 4th at the 2018 WVC Las Vegas conference, Heska will release the first major new addition to the Heska dry chemistry product line since 2012. The all-new Element DC5x™ delivers the highest throughput of any fully featured point of care veterinary dry chemistry solution by combining higher level automated workflow, simultaneous staging of five patient samples, on-board bi-directional data sharing with Axis-Q and other PIMS, a streamlined touch interface, a modern and compact form factor, and superior, accurate dry chemistry performance from FUJIFILM®, the inventor of dry chemistry technologies. The ultra-premium Element DC5x will be preferred by high volume, multi-doctor, specialty veterinary hospitals that do the most point of care testing. Element DC5x is targeted to begin shipping to customers during the second quarter of this year.

Point of Care Imaging Products Outlook
On May 31, 2017, Heska completed the acquisition of all of Heska Imaging and began to fully integrate it into the overall Heska commercial and operational structure. Entering 2018, integration is largely complete and imaging efforts are on a solid footing. Imaging revenues in 2017 were $7.7 million less for the full year 2017 and $4.1 million less for the fourth quarter compared to the very strong prior year period; these amounts represent the majority of the Company’s consolidated revenue shortfall for the fourth quarter and for the year. Offsetting the revenue result, imaging gross margin expanded 1.9% to 43.8% in the fourth quarter and 0.3% to 40.5% for the full year. In contrast to early 2017, imaging enters 2018 integrated and with (1) a robust pipeline, (2) a newly launching major product refresh cycle, (3) a new extended maintenance revenues stream, and (4) solid performance in January and February. Aided by these factors, management expects imaging to return to 10% revenue growth in 2018.

Other Vaccines and Pharmaceuticals (“OVP”) Segment and Outlook
Heska’s vaccines and pharmaceuticals teams delivered an above trend line result in 2017. Fourth quarter OVP revenue was down 1.9% quarter over quarter, to $6.3 million, while gross profit percentages improved 2.4% to 26.0%. OVP revenue for full year 2017 increased 6.5% to $24.1 million while gross margins increased by 6.9% to 31.4%. Each of these achievements exceeded expectations and longer term historical ranges. Adjusting for 2017 outperformance, absent new initiatives in 2018, management expects OVP to achieve approximately $21.0 million in revenues at roughly 20% gross margins, due in part to third party contract customer product mix, order timing skewed to the latter half of 2018, and plant utilization adjustments.

Consolidated Outlook for 2018
Veterinary market indicators continue to point towards broad based growth in 2018, led by the diagnostics segment served by Heska. Industry estimates of 5% veterinary hospital growth and 7% veterinary hospital diagnostics growth appear to be intact as 2018 begins. Heska’s Baseline Target(3) for 2018 is for approximately 7% consolidated revenues growth from a mix of (1) point of care laboratory market share gains in existing markets, (2) increased sales team density, (3) minor test and analyzer additions, (4) healthy pricing, (5) increased utilization from the largest installed base in Heska’s history, and (6) a return to growth in imaging, offset by a regression to the long-term trend in OVP sales and margins. Due to positive margin mix led by higher margin, faster growing laboratory consumables and a return to growth in imaging products, the Baseline Target for 2018 assumes gross margin expansion of +30 to +50 basis points and positive inventory turn trends.

Heska’s Baseline Target for 2018 excludes the effects of (1) geographic expansion and (2) major product line extensions and investments (“Growth Initiatives”), further described below.

Growth Initiatives(3) (4)
In addition to our work on our Baseline Target for 2018, Heska is hard at work on Growth Initiatives that may result in substantial impacts to the estimated Baseline Target and actual future performance.

(1)	Research and Development investments for projects slated for 2019-2020 launch

(2)
Major new product line extensions into $100M+ addressable markets, the first of which is expected during the second half of 2018 and will be more fully described during our Investor Day on May 15, 2018. As a reminder, Heska has been pursuing urine sedimentation, urine chemistry, fecal testing, analyzer based single and multiplexing measurement of unregulated substances and infectious diseases detection, and other product line extensions.

(3)	Geographic expansion investments and initiatives outside of the United States, which are anticipated to be a meaningful and significant opportunity and challenge for 2018-2019.

(4)	Element DC5x™ launch in the second quarter; an all new dry chemistry analyzer targeted to the highest volume and most demanding large hospitals that perform the most in-clinic testing.

(3) Segment Outlook(s), Baseline Target, and Growth Initiatives are forward-looking statements. See "Forward-Looking Statements".
(4) Growth Initiatives entail risk and require additional time, resources, and investment before any return or success, which are unknown and not assured.

Analyst and Investor Day: May 15, 2018
On May 15, 2018, Heska will host an investor and analyst day in New York City to update our Baseline Target for 2018 and to provide more details on our Growth Initiatives and their potential impacts for 2018 through 2022.

Financial Results
Revenues
Core Companion Animal Health (“CCA”) segment revenue decreased 10.2% in the fourth quarter of 2017 to $29.7 million, from $33.1 million in the fourth quarter of 2016, and decreased 2.1% to $105.2 million on a year to date basis, as compared to $107.4 million in 2016. The main business of CCA, blood diagnostics instruments and consumables subscriptions, rose 5.3% in the fourth quarter, which was offset by declines in the imaging and heartworm product lines. Other Vaccines, Pharmaceuticals and Products (“OVP”) segment revenue in the fourth quarter of 2017 was $6.3 million, a decrease of approximately 1.9%. For the full year, OVP segment revenue increased $1.5 million, or 6.5%, to $24.2 million, as compared to $22.7 million in 2016.

For each of the quarters included in the Company’s Form 10-Qs for the year ended December 31, 2017, revenue and cost of revenue related to CCA distributor sales were overstated by $0.8 million, $0.9 million, and $1.1 million for the first, second, and third quarters, respectively. On December 31, 2017, an adjustment was made to reduce cost of revenue and full year revenue by $2.8 million, resulting in no impact on gross profit or net income and an increase to gross profit percentage of 1.3% for the full year and 1.2%, 1.2%, and 1.6% for the first, second, and third quarters, respectively. Management considered the impact to current and past financial statements under the SEC’s authoritative guidance on materiality and determined that the issue was not material, and therefore, the prior quarters’ Form 10Qs were not amended. Impacts to all periods in 2017, 2016, and 2015 were immaterial.

Cost of Revenues
Fourth quarter gross profit was $16.6 million, compared to $16.1 million in the prior year. Fourth quarter gross margin was 46.0%, 5.4% better than the 40.6% posted in the fourth quarter of 2016. On a full year basis, gross profit was $58.3 million, or 45.0%, an 8.1% increase over $53.9 million, or 41.4%, in 2016. The increase in gross margin percentage in both periods was driven by favorable product mix from all segments, strong end market dynamics, subscription price, and the above accounting adjustment.

Income
Operating income was $7.1 million for the fourth quarter of 2017, compared to $6.5 million in the fourth quarter of 2016, an increase of 8.9%. Operating income for the year ended December 31, 2017 was $18.2 million, a 10.2% increase over $16.5 million in 2016. The increase in operating expenses for both the quarter and year to date is due primarily to compensation and outside consulting fees including the implementation of the new revenue standard, taxes, and other general and administrative expenses.

Net (loss) income attributable to Heska Corporation was $(1.1) million, or $(0.14) per diluted share, in the fourth quarter of 2017, compared to $3.5 million, or $0.46 per diluted share, in the fourth quarter of 2016. Net income attributable to Heska Corporation, non-GAAP adjusted for a one-time tax adjustment due to U.S. Tax Reform ($5.9 million, or $0.77 per diluted share impact), was $4.8 million, or $0.63 per diluted share(1). For the full year of 2017, net income attributable to Heska Corporation decreased 5.3% to $10.0 million, or $1.30 per diluted share, as compared to $10.5 million, or $1.43 per diluted share, in 2016. For the full year of 2017, net income attributable to Heska Corporation, non-GAAP adjusted for a one-time tax adjustment due to U.S. Tax Reform ($5.9 million, or $0.77 per diluted share impact), was $15.9 million, or $2.07 per diluted share(1).

Cash Flow
Cash flow from operations was $10.4 million for the year ended 2017, up 77.8% as compared to $5.9 million in 2016.

Income Taxes
The Company’s effective income tax rate was 115.1% for the fourth quarter of 2017, adjusted for U.S. Tax Reform, the effective tax rate is 31.6%. The effective tax rate for the full year 2017 was 48.5%, adjusted for U.S. Tax Reform, the effective tax rate was 16.4%.

Balance Sheet
At December 31, 2017, Heska had $9.7 million in cash and cash equivalents and working capital of $37.2 million. Stockholders' equity increased to $100.4 million as of December 31, 2017, up from $87.0 million as of December 31, 2016.

Investor Conference Call
Management will conduct a conference call on February 28, 2018 at 9 a.m. MT/11 a.m. ET to discuss the fourth quarter and year-end 2017 financial results. To participate, dial 1-800-239-9838 (domestic) or 1-323-794-2551 (international) and reference conference call access number 9385771. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. Telephone replays of the conference call will be available for playback through March 7, 2018. The telephone replay may be accessed by dialing 1- 844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 9385771. The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and specialty products. Heska's state-of-the-art offerings include point of care laboratory instruments and supplies, digital imaging products, software and services, vaccines, local and cloud-based data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The Company’s core focus is on supporting veterinarians in the canine and feline healthcare space. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Heska's future financial and operating results. Forward-looking statements can be identified by the use of words such as “expects,” “may,” “anticipates,” “intends,” “would,” “will,” “plans,” “believes,” “estimates,” “should,” and similar words and expressions. These statements are based on management’s current expectations and beliefs as well as numerous assumptions and estimates concerning future events and are subject to a number of risks and uncertainties. Readers are cautioned that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Readers should not put undue reliance on forward-looking statements because actual results may vary materially from those expressed or implied. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following risks related to: reliance on third parties to develop and manufacture products for Heska; the commercialization and development of new products; uncertainties related to attempts to expand into international markets; Heska's ability to measure and predict trends and effectiveness of commercial relationships; future impact of recent business development activity; Heska’s ability to access capital on acceptable terms; Heska’s ability to utilize its net operating loss in the event of a deemed change in control under tax law wherein stockholder(s) with or without approval were to acquire more than a 5% ownership interest in Heska, including the recent waiver by Heska’s Board of Directors to allow a non-affiliated stockholder to purchase up to 730,000 shares of Heska stock; Heska's reliance on outside suppliers, which is substantial; competition; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017.

Use of Non-GAAP Financial Measure
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present fourth quarter net income and earnings per diluted share, full year net income and earnings per diluted share attributable to Heska, and the fourth quarter and full year effective tax rates “Excluding U.S. Tax Reform” which is non-GAAP measure and should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included as Appendix to this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis, primarily in light of the impacts of U.S. Tax Reform.

Financial Tables Follow:

HESKA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Core companion animal health	$29,739	$33,114	$105,191	$107,398
Other vaccines, pharmaceuticals and products	6,302	6,428	24,150	22,685
Total revenue, net	36,041	39,542	129,341	130,083

Cost of revenue	19,471	23,492	71,080	76,191

Gross profit	16,570	16,050	58,261	53,892

Operating expenses:
Selling and marketing	5,317	5,597	23,225	22,092
Research and development	428	542	2,004	2,147
General and administrative	3,732	3,396	14,813	13,120
Total operating expenses	9,477	9,535	40,042	37,359
Operating income	7,093	6,515	18,219	16,533
Interest and other expense (income), net	36	114	(150)	29
Income before income taxes	7,057	6,401	18,369	16,504
Income tax expense:
Current income tax expense	24	123	49	407
Deferred income tax expense	8,102	1,645	8,864	3,932
Total income tax expense	8,126	1,768	8,913	4,339

Net (loss) income	(1,069)	4,633	9,456	12,165
Net income (loss) attributable to non-controlling interest	—	1,180	(497)	1,657
Net (loss) income attributable to Heska Corporation	$(1,069)	$3,453	$9,953	$10,508

Basic (loss) earnings per share attributable to Heska Corporation	$(0.15)	$0.50	$1.42	$1.55
Diluted (loss) earnings per share attributable to Heska Corporation	$(0.14)	$0.46	$1.30	$1.43

Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	7,129	6,950	7,026	6,783
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	7,673	7,528	7,642	7,361

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2017	2016*
	UNAUDITED
ASSETS

Current Assets:
Cash and cash equivalents	$9,659	$10,794
Accounts receivable, net of allowance for doubtful accounts of $215 and $237, respectively	15,710	20,857
Due from – related parties	1	100
Inventories, net	32,596	20,395
Lease receivable, current	2,069	825
Other current assets	2,877	2,302
Total current assets	62,912	55,273

Property and equipment, net	17,331	16,581
Goodwill	26,687	26,647
Other intangible assets, net	1,958	2,346
Deferred tax asset, net	11,877	21,122
Lease receivable, non-current	9,615	4,833
Other non-current assets	5,407	4,042
Total assets	$135,787	$130,844

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$9,489	$6,343
Due to – related parties	1,828	1,578
Accrued liabilities	4,417	5,581
Current portion of deferred revenue	3,992	3,560
Obligation to purchase minority interest	—	14,602
Line of credit and other short-term borrowings	6,000	750
Total current liabilities	25,726	32,414
Long-term liabilities	9,621	11,455
Total liabilities	35,347	43,869

Stockholders' equity	100,440	86,975
Total liabilities and stockholders' equity	$135,787	$130,844

* December 31, 2016 amounts derived from December 31, 2016 audited Consolidated Financial Statements, reclassified to conform to current year presentation.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION TO NEAREST U.S. GAAP FINANCIAL MEASURE
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
U.S. GAAP: Net (loss) income attributable to Heska	$(1,069)	$3,453	$9,953	$10,508
Add: U.S. Tax Reform	5,898	—	5,898	—
Non-GAAP: Net income attributable to Heska excluding U.S. Tax Reform	$4,829	$3,453	$15,851	$10,508

U.S. GAAP: Diluted (loss) earnings per share attributable to Heska	$(0.14)	$0.46	$1.30	$1.43

Non-GAAP: Diluted earnings per share attributable to Heska	$0.63	$0.46	$2.07	$1.43

Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	7,673	7,528	7,642	7,361